Exhibit 99.1

ARCA Biopharma announces fiscal year 2015 financial results and provides business update

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GENETIC-AF Trial Evaluating Gencaro as a Potential Treatment for Atrial Fibrillation

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Outcome of Interim Analysis of Phase 2B Efficacy Data Anticipated in the First Half of 2017

Westminster, CO, March 17, 2016 – ARCA biopharma, Inc. (Nasdaq: ABIO), a biopharmaceutical company developing genetically-targeted therapies for cardiovascular diseases, today reported financial results for the year ended December 31, 2015, and provided a business update.

“During 2015, we made good progress implementing our corporate strategy based on the belief that a precision medicine approach to drug development, tailoring medical treatment to the individual genetic characteristics of each patient, can enable more effective therapies, improve patient outcomes and reduce healthcare costs,” commented Dr. Michael Bristow, ARCA’s President and CEO. “In the ongoing GENETIC-AF clinical trial, we are evaluating Gencaro as potentially the first genetically-targeted treatment for atrial fibrillation. We believe we are on track to enroll sufficient patients by year-end for the DSMB to begin the pre-specified interim analysis with the outcome of the analysis anticipated in the first half of 2017.”

GENETIC-AF Clinical Trial

GENETIC-AF is a Phase 2B/Phase 3, multi-center, randomized, double-blind, adaptive design clinical trial comparing the safety and efficacy of Gencaro to Toprol-XL (metoprolol succinate) for the treatment of atrial fibrillation (AF) in a combined total of approximately 620 patients.  Eligible patients will have heart failure with reduced left ventricular ejection fraction (HFREF), have a history of paroxysmal AF (episodes lasting 7 days or less) or persistent AF (episodes lasting more than 7 days and less than 1 year) in the past 6 months, and have the beta-1 389 arginine homozygous genotype that the Company believes responds most favorably to Gencaro.  The primary endpoint of the study is time to first event of symptomatic AF/atrial flutter (AFL) or all-cause mortality.  The combined Phase 2B/Phase 3 trial is designed for 90 percent power at a p-value of less than 0.01 significance level to detect a 25 percent reduction in the primary endpoint for patients in the Gencaro arm compared to patients in the Toprol-XL arm.  The trial is currently enrolling patients in the United States and Canada.

The GENETIC-AF Data Safety Monitoring Board (DSMB) will conduct a pre-specified interim analysis of study endpoints for efficacy, safety and futility to recommend whether the trial should proceed to Phase 3.  The DSMB will make its recommendation based on a predictive probability analysis of certain trial data after at least 150 patients have evaluable endpoint data.  An enrolled patient has evaluable endpoint data either when they experience their first endpoint event, or after they complete the 24-week follow up period.  The DSMB interim analysis will focus on analyses of the AF/AFL endpoints in the trial using both clinical-based intermittent monitoring and device-based continuous monitoring techniques.  Should the DSMB interim analysis indicate that the data are consistent with pre-trial statistical assumptions and the potential for achieving statistical significance for the Phase 3 endpoint, the DSMB may recommend that the study proceed to Phase 3.

The DSMB may also halt the study for futility.  Based on the current enrollment rate, the Company expects to enroll at least 150 patients by the end of 2016. The Company expects the outcome of the DSMB interim analysis and recommendation regarding the potential transition to Phase 3 in the first half of 2017.

In February 2016, the GENETIC-AF protocol was amended to simplify certain operational aspects of the trial.  The Company believes these modifications will facilitate site recruitment and enrollment in existing trial sites and potential sites in European countries, where the Company anticipates expanding the study to support both the later portion of Phase 2B, as well as the potential Phase 3 portion of the trial.  The Company believes inclusion of European investigative sites may support potential European regulatory submissions and partnering discussions.  The Company received no objection from the United States Food and Drug Administration (FDA) or Health Canada on this protocol amendment.

2015 Summary Financial Results

Cash and cash equivalents totaled $38.8 million as of December 31, 2015, compared to $15.4 million as of December 31, 2014. The Company believes that its current cash and cash equivalents will be sufficient to fund its operations, at its projected cost structure, through at least the end of 2017.

Research and development (R&D) expenses for the year ended December 31, 2015 totaled $7.1 million compared to $5.6 million for 2014.  The $1.4 million increase in research and development expenses in 2015 as compared to 2014 was primarily due to increased clinical expenses for the GENETIC-AF clinical trial, increased R&D personnel costs and increased manufacturing process development costs.  The Company expects R&D expenses in 2016 to be higher than 2015 as it activates new clinical sites and enrolls additional patients in the GENETIC-AF clinical trial.

General and administrative (G&A) expenses for the year ended December 31, 2015 were $4.4 million compared to $4.1 million in 2014.  The approximately $325,000 increase in G&A expenses during 2015 was comprised primarily of increased personnel costs, franchise taxes and outside services related to the Company’s reverse stock split, partially offset by decreased non-cash, stock-based compensation expense, insurance and facility costs.  The Company expects G&A expenses in 2016 to be consistent with those in 2015 as it maintains administrative activities to support the GENETIC-AF clinical trial.

Total operating expenses for the year ended December 31, 2015 were $11.5 million compared to $9.7 million in 2014.  The increase in total operating expenses for 2015 was primarily due to the increase in R&D expense due to the increased clinical expense of the GENETIC-AF clinical trial.

Net loss was $11.4 million, or $1.82 per share, for 2015 compared to $9.7 million, or $3.31 per share, for 2014.

Atrial Fibrillation (AF)

Atrial fibrillation, the most common sustained cardiac arrhythmia, is considered an epidemic cardiovascular disease and a major public health burden.  The estimated number of individuals with AF globally in 2010 was 33.5 million. According to the 2016 American Heart Association report on Heart Disease and Stroke Statistics, the estimated number of individuals with AF in the United States in 2010 ranged from 2.7 million to 6.1 million people.  Hospitalization rates for AF increased by 23% among U.S. adults from 2000 to 2010 and hospitalizations account for the majority of the economic cost burden associated with AF.

About ARCA biopharma

ARCA biopharma is dedicated to developing genetically-targeted therapies for cardiovascular diseases. The Company's lead product candidate, GencaroTM (bucindolol hydrochloride), is an investigational, pharmacologically unique beta-blocker and mild vasodilator being developed for atrial fibrillation. ARCA has identified common genetic variations that it believes predict individual patient response to Gencaro, giving it the potential to be the first genetically-targeted atrial fibrillation prevention treatment.  ARCA has a collaboration with Medtronic, Inc. for support of the GENETIC-AF trial.  For more information please visit www.arcabiopharma.com.

Safe Harbor Statement

This press release contains "forward-looking statements" for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements regarding, potential timing for patient enrollment in the GENETIC-AF trial, potential timeline for GENETIC-AF trial activities, the sufficiency of the Company’s capital to support its operations, the potential for genetic variations to predict individual patient response to Gencaro, Gencaro’s potential to treat atrial fibrillation, future treatment options for patients with atrial fibrillation, and the potential for Gencaro to be the first genetically-targeted atrial fibrillation prevention treatment.  Such statements are based on management's current expectations and involve risks and uncertainties.  Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: the Company's financial resources and whether they will be sufficient to meet the Company's business objectives and operational requirements; results of earlier clinical trials may not be confirmed in future trials, the protection and market exclusivity provided by the Company’s intellectual property; risks related to the drug discovery and the regulatory approval process; and, the impact of competitive products and technological changes.  These and other factors are identified and described in more detail in ARCA’s filings with the SEC, including without limitation the Company’s annual report on Form 10-K for the year ended December 31, 2015, and subsequent filings.  The Company disclaims any intent or obligation to update these forward-looking statements.

Investor & Media Contact:

Derek Cole

720.940.2163

derek.cole@arcabiopharma.com

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(Tables Follow)

ARCA BIOPHARMA, INC.

BALANCE SHEET DATA

(in thousands)

	December 31, 2015	December 31, 2014
Cash and cash equivalents	$38,802	$15,354
Working capital	$37,412	$14,100
Total assets	$39,574	$16,132
Total stockholders’ equity	$38,070	$14,741

ARCA BIOPHARMA, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Years Ended December 31,
	2015	2014
	(in thousands, except share and per share amounts)
Costs and expenses:
Research and development	$7,063	$5,625
General and administrative	4,392	4,068
Total costs and expenses	11,455	9,693
Loss from operations	(11,455)	(9,693)

Interest and other income	14	7
Interest expense	(4)	(3)
Net loss and comprehensive loss	$(11,445)	$(9,689)

Net loss available to common stockholders per share:
Basic and diluted	$(1.82)	$(3.31)
Weighted average shares outstanding:
Basic and diluted	6,289,305	2,928,746